Prospectus Supplement to Prospectus dated June 20, 2006	Filed pursuant to Rule 424(b)(7) Registration No. 333-134222

Star Scientific, Inc.

4,000,000 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus dated June 20, 2006. The prospectus relates to 4,000,000 shares of our common stock that may be offered for resale by the selling stockholder named therein.

The selling stockholder named in this prospectus supplement, or in supplements hereto, may sell all or a portion of the common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholder may offer the common stock from time to time through ordinary brokerage transactions on the NASDAQ Global Market. See “Plan of Distribution” in the prospectus dated June 20, 2006 for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 20, 2006. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholder.

Our common stock is traded on the NASDAQ Global Market under the symbol “STSI”. On July 7, 2006, the last reported sale price of our common stock was $2.53 per share.

Our principal executive offices are located at 801 Liberty Way, Chester, Virginia 23836. Our phone number is (804) 530-0535.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 1 of the prospectus dated June 20, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 10, 2006

SELLING STOCKHOLDER

The table below supplements or amends the selling stockholder table contained on page 2 of the Prospectus dated June 20, 2006. Where the name of the selling stockholder identified in the table below also appears in the table of the Prospectus, the information set forth in the table below regarding the selling stockholder supersedes the information in the Prospectus. The following table provides information regarding the selling stockholder and the number of shares of common stock he is offering for resale.

Unless otherwise indicated in the footnotes below, we believe that the person and entity named in the table below have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholder may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholder listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of his common stock since the date as of which such information was provided to us. The percentage ownership data is based on 77,151,415 shares of our common stock issued and outstanding as of May 1, 2006.

No selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholder on or before July 10, 2006. Information about the selling stockholder may change over time. Any changed information given to us by the selling stockholder will be set forth in prospectus supplements or amendments to this prospectus supplement if and when necessary.

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered for Resale under this Prospectus (2)	Shares Beneficially Owned After Offering
			Number	Percentage
Joseph L. Schwarz (3)	3,787,700	2,000,000	1,787,700	2.3
Pershing LLC Cust. F/B/O Joseph L. Schwarz IRA (4)	2,214,000	2,000,000	214,000	*

Total	6,001,700	4,000,000	2,001,700	2.3

*	Less than one percent common stock outstanding, as applicable.
(1)	Includes shares of common stock issued and outstanding as of the date of this prospectus supplement and shares of common stock issuable upon exercise of common stock purchase warrants.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus supplement.
(3)	Includes 1,000,000 shares of common stock purchased from us in a private placement on March 3, 2006 and 1,000,000 shares of common stock issuable upon exercise of warrants acquired directly from the Company pursuant to a private placement on March 3, 2006.
(4)	Includes 1,000,000 shares of common stock purchased from us in a private placement on March 3, 2006 and 1,000,000 shares of common stock issuable upon exercise of warrants acquired directly from the Company pursuant to a private placement on March 3, 2006. Pershing LLC acquired the shares and the warrants on behalf of Joseph L. Schwarz IRA and disclaims beneficial ownership of the securities.

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